Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                    For the Three Months ended March 31, 2000
                             (Dollars In Thousands)

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EARNINGS:
  Income from Continuing Operations before
    income taxes                                                      $  72,307
     Add (Deduct):
         Minority Share of Losses                                           (96)
         Earnings on Equity Method                                       (1,658)
         Distributions from Minority Subsidiaries                         5,827
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                        9,244
                                                                      ----------
                                                                         85,624
     Add fixed charges:
         Consolidated interest expense                                   29,032
         Interest Portion (1/3) of Consolidated Rent Expense              3,819
                                                                      ----------
                                                                      $ 118,475
                                                                      ==========
  FIXED CHARGES:
  Consolidated interest expense                                       $  29,032
  Interest Portion (1/3) of Consolidated Rent Expense                     3,819
                                                                      ----------
                                                                      $  32,851
                                                                      ==========
RATIO OF EARNINGS TO FIXED CHARGES                                         3.61
                                                                      ==========
  Tax-Effected Redeemable Preferred Dividends                         $      21
  Fixed Charges                                                          32,851
                                                                      ----------
         Fixed Charges and Redeemable Preferred Dividends             $  32,872
RATIO OF EARNINGS TO FIXED CHARGES                                    ==========
  AND REDEEMABLE PREFERRED DIVIDENDS                                       3.60
                                                                      ==========
  Tax-Effected Preferred Dividends                                    $     226
  Fixed Charges                                                          32,851
                                                                      ----------
         Fixed Charges and Preferred Dividends                        $  33,077
                                                                      ==========
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                  3.58
                                                                      ==========

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